Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of IRIS International, Inc.

Chatsworth, California

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, and 333-122501) and Form S-3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393 and 333-118577) of IRIS International, Inc., of our Report dated July 29, 2005, relating to the financial statements of the Urinalysis Business of Quidel Corporation, a business unit of Quidel Corporation, as of and for the year ended December 31, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

San Diego, California

August 12, 2005